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                January 28, 2021

       James O'Rourke
       Chief Executive Officer
       Powerdyne International, Inc.
       45 North Main Street
       North Reading, MA 01864

                                                        Re: Powerdyne
International, Inc.
                                                            Registration
Statement on Form 10
                                                            Filed October 6,
2020
                                                            File No. 000-53259

       Dear Mr. O'Rourke:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                Sincerely,


                Division of Corporation Finance

                Office of Technology
       cc:                                              William Barnett